Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Logitech International S.A.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-100854, No. 333-140429, No. 333-157038, No. 333-163933, No. 333-167143, No. 333-180725, No. 333-180726, No. 333-184583, No. 333-192728 and No. 333-221269) of Logitech International S.A. of our report dated May 17, 2019, with respect to the consolidated balance sheets of Logitech International S.A. and subsidiaries (the Company) as of March 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows and the related notes and financial statement schedule (collectively, the “consolidated financial statements”) for each of the years in the three-year period ended March 31, 2019, and the effectiveness of internal control over financial reporting as of March 31, 2019, which report appears in the March 31, 2019 annual report on Form 10-K of the Company.
Our report contains an explanatory paragraph that states the Company excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting an acquired entity’s internal control over financial reporting and our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of this entity.
Our report refers to a change in the Company’s method of accounting for revenue in 2019 and excess tax benefits from share-based payments in 2018 due to the adoption new accounting standards.

/s/ KPMG LLP
Santa Clara, California
May 17, 2019